Exhibit 99.1

Zuora Appoints
 John D. Harkey, Jr. to Board of Directors

REDWOOD CITY, Calif. – May 1, 2024 – Zuora, Inc. (NYSE: ZUO), a leading monetization suite for modern business, today announced the appointment of John D. Harkey, Jr. to the Zuora Board of Directors, effective April 30, 2024. With the addition of Mr. Harkey, the Zuora Board of Directors will consist of ten Board members, nine of whom are independent. The appointment is in connection with a cooperation agreement (the “Agreement”) Zuora has entered into with Scalar Gauge Fund, LP and certain of its affiliates (collectively, “Scalar Gauge”). Scalar Gauge is an investment firm that owns approximately 3.7% of Zuora’s outstanding class A common shares.

Jason Pressman, Lead Independent Director at Zuora, said, “John brings over 25 years of experience as a chief executive, director and private investor in companies across a wide range of industries, and we welcome him to the Zuora Board.”

Tien Tzuo, Founder, CEO and Chairman of the Board at Zuora, added, “Zuora is executing on our enhanced go-to-market strategy, modularizing our product offerings and expanding our portfolio of product offerings, and we look forward to benefiting from John’s financial expertise, experience in customer-centric industries, and track record of helping companies execute on strategic transformations.”

Mr. Harkey added, “With one of the most powerful, flexible and customer-friendly platforms for businesses looking to monetize their offerings, Zuora is incredibly well positioned to continue building on its momentum. I look forward to working closely and collaboratively with my fellow directors and the Zuora management team to build on the company’s strong foundation and drive shareholder value.”

The Agreement contains customary standstill, voting, non-disparagement, and other provisions. A complete copy of the Agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Sumit Gautam, Founder and Portfolio Manager of Scalar Gauge, said, “We have appreciated our constructive engagement with Zuora, and believe that adding John Harkey to the Board of Directors will contribute to unlocking tremendous value at Zuora.”

Mr. Harkey will serve as a Class I Director for a one-year term that is expected to expire at the 2025 Annual Meeting.

John D. Harkey, Jr. has over 25 years of experience as a chief executive, director and private investor in companies across a wide range of industries. Mr. Harkey is currently the Founder and Principal of JDH Investment Management, LLC – which is focused on investments in leading innovative technologies and emerging company opportunities in healthcare – and Chairman and Chief Executive Officer of Consolidated Restaurant Companies, Inc. – an operating and franchising company for seven restaurant brands. Prior to his current focuses, Mr. Harkey was the Co-Founder of AveXis, Inc., a biotechnology company, and Executive Chairman from 2010 to 2015. AveXis was sold to Novartis AG in November 2018.

Over the course of his career, Mr. Harkey has previously served on the board of directors of nine public companies. Mr. Harkey currently serves on the Board of Directors and Audit Committee of Lionsgate Entertainment Corp., is the Chairman of the Board of Directors of Dialectic Therapeutics, Inc., and Chairman of the Board of Veterinary Service, Inc. Mr. Harkey received his B.B.A. in Business Honors and a J.D. from the University of Texas at Austin and an M.B.A. from Stanford University School of Business.

About Scalar Gauge

Scalar Gauge is a special situations investment firm utilizing a private equity approach in public markets. The fund invests with a long-term view, and often works with management teams, boards and other strategic investors to help create shareholder value. For more information, please visit www.scalargauge.com.

About Zuora, Inc.

Zuora provides a leading monetization suite to build, run and grow a modern business through a dynamic mix of consumption models, subscription bundles and everything in between. From pricing and packaging, to billing, payments and revenue accounting, Zuora’s flexible, modular software platform is designed to help companies evolve monetization strategies with customer demand. More than 1,000 customers around the world, including BMC Software, Box, Caterpillar, General Motors, Penske Media Corporation, Schneider Electric and Zoom use Zuora’s leading combination of technology and expertise to turn recurring relationships and recurring revenue into recurring growth. Zuora is headquartered in Silicon Valley with offices in the Americas, EMEA and APAC. To learn more, please visit zuora.com.

Forward-Looking Statements

This press release contains express and implied forward-looking statements including but not limited to expectations regarding our strategy, product offerings and portfolio, investments and ability to achieve success.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, other than statements of historical fact, that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to our ability to achieve, sustain and manage our growth, our ability to execute on our go-to-market strategy and our ability to compete effectively with our products, as well as other risks detailed in the “Risk Factors” section of Zuora's Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 26, 2024, as well as other documents that Zuora may file from time to time with the SEC. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

© 2024 Zuora, Inc. All Rights Reserved. Zuora is a registered trademark of Zuora, Inc. Third party trademarks mentioned above are owned by their respective companies. Nothing in this press release should be construed to the contrary, or as an approval, endorsement or sponsorship by any third parties of Zuora, Inc. or any aspect of this press release.

Source: Zuora, Inc.

Investor Relations Contact:
Luana Wolk
investorrelations@zuora.com
650-419-1377

Media Relations Contact:
Margaret Juhnke
press@zuora.com
619-609-3919